Exhibit 5.1

7 October 2014

PRIVATE AND CONFIDENTIAL

To:	Presbia PLC
Arthur Cox Building
Earlsfort Terrace
Dublin 2

Re:	Presbia PLC (the “Company”), a public limited company incorporated in Ireland under registered number 539137

Dear Sirs,

1.	Basis of Opinion

1.1	We have acted as Irish counsel for the Company in connection with the initial public offering (the “Transaction”) by the Company of certain new ordinary shares, with a nominal value of US$0.001 per share, in the capital of the Company (the “Shares”.)

1.2	The Company’s Registration Statement on Form S-1 (File No. 333-194713) originally filed by the Company with the Securities and Exchange Commission (the “SEC”) on 20 March 2014, as subsequently amended under the Securities Act of 1933, as amended (the “Securities Act”), is referred to in this Opinion Letter as the “Registration Statement”, and the prospectus included in the Registration Statement is referred to in this Opinion Letter as the “Prospectus”.

1.3	This opinion is solely for the benefit of the addressee of this opinion and may not be relied upon, used, transmitted, referred to, quoted from, circulated, copied, filed with any governmental agency or authority, disseminated or disclosed by or to any other person or entity for any purpose(s) without our prior written consent, provided that it may be disclosed to regulatory authorities to whom disclosure may be required, and to the extent such disclosure may be required, by applicable laws or regulations.

1.4	This opinion is given on the basis that any limitation on the liability of any other adviser to the person to whom this opinion is addressed, whether or not we are aware of that limitation, will not adversely affect our position in any circumstances.

1.5	This opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the courts of Ireland and, in relation to the opinion as to taxation set out in paragraph 2.2, is given also on the basis of our understanding of the practices of the Irish Revenue Commissioners on the date hereof. We have made no investigations of, and we express no opinion as to, the laws of any other jurisdiction or the effect thereof. In particular, we express no opinion on the laws of the European Union as it affects any jurisdiction (other than Ireland insofar as opined on herein). We have assumed without investigation that insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the documents listed in Schedule 2 (the “Transaction Documents”) or the transactions contemplated thereby.

1.6	This opinion is also strictly confined to:

(a)	the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter; and

(b)	the documents we have examined in connection with this opinion (as listed in Schedule 3) and the searches listed at 1.12 below (the “Searches”).

We have not reviewed any documents referred to in the Transaction Documents (other than the Transaction Documents) for the purposes of this opinion and we express no opinion on them. We express no opinion, and make no representation or warranty, as to any matter of fact in respect of any documents which may exist in relation to the Transaction.

1.7	This opinion is provided on the basis that each party is entitled to rely on the Transaction Documents, is satisfied that the commercial terms agreed by it have been reflected accurately, completely and without ambiguity in the Transaction Documents and that no agreements or arrangements contain other terms which are inconsistent with the commercial terms agreed by that party.

1.8	In giving this opinion, we have relied upon the Corporate Certificate (as defined in Schedule 3) and the Searches (see paragraph 1.12 below) and we give this opinion expressly on the terms that no further investigation or diligence in respect of any matter referred to in the Corporate Certificate or the Searches is required of us.

1.9	For the purpose of giving this opinion, we have examined originals or copies, facsimile copies, copies certified to our satisfaction or copies sent to us by email in pdf or other electronic format, as listed at Schedule 3 to this opinion.

1.10	All words and phrases defined in the Transaction Documents and not defined herein shall have the same meanings herein as are respectively assigned to them in the Transaction Documents. References in this opinion to:

the “Companies Acts” means the Companies Acts 1963 to 2005 and Parts 2 and 3 of the Investment Funds, Companies and Miscellaneous Provisions Act 2006, the Companies (Amendment) Act 2009, the Companies (Miscellaneous Provisions) Act 2009, the Companies (Amendment) Act 2012 and the Companies (Miscellaneous Provisions) Act 2013, including all enactments, which are to be read as one with, or construed or read together as one with, the Companies Acts and every statutory modification and re-enactment thereof for the time being in force.

1.11	No verification or enquiry has been made into any reference to non-Irish laws or legislation in the Transaction Documents or the meaning or effect thereof and phrases used in the Transaction Documents have been construed by us as having the meaning and effect they would have if the Transaction Documents were governed by Irish law.

1.12	For the purpose of giving this opinion, we have caused to be made the following legal searches against the Company on 7 October 2014 (the “Searches”):

(a)	on the file of the Company maintained by the Registrar of Companies in Dublin for mortgages, debentures or similar charges or notices thereof and for the appointment of any receiver, examiner or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the five years immediately preceding the date of the search; and

(c)	in the Central Office of the High Court in Dublin for any proceedings and petitions filed in the last two years.

1.13	This opinion is governed by and is to be construed in accordance with the laws of Ireland as interpreted by the courts of Ireland at the date hereof.

1.14	This opinion speaks only as of its date. We assume no obligation to update this opinion at any time in the future or to advise you of any change in law, change in interpretation of law or change in the practices of the Irish Revenue Commissioners which may occur after the date of this opinion.

1.15	As regards certain U.S. laws, legal opinions are being provided by Lowenstein Sandler LLP.

1.16	No opinion is expressed as to the taxation consequences of the Transaction, the Transaction Documents or the transactions contemplated thereby, save as set out in paragraph 2.2. The opinion given in that paragraph is confined to and given in all respects on the basis of the laws of Ireland relating to tax in force as at the date hereof as currently applied by the courts of Ireland and on the basis of our understanding of the current practice of the Irish Revenue Commissioners.

1.17	No assumption or qualification in this opinion limits any other assumption or qualification herein. Headings to paragraphs or subparagraphs of this opinion are for convenience only and do not affect the construction or interpretation hereof.

2.	Opinion

Subject to the assumptions and qualifications set out in this opinion, we are of the opinion that:

2.1

the issue of the Shares, in accordance with the terms of the Registration Statement and the Prospectus, will, on adoption of the resolutions to be adopted prior to the date of the issue of the Shares, have been duly authorised by all necessary corporate action of the Company and on: (i) the allotment and issuance of the Shares (by the entry of the name of the registered owner thereof in the register of members of the Company confirming that such Shares have been issued credited as fully paid), and (ii) the subscription and payment therefor by the relevant subscribers in accordance with the Memorandum and Articles of Association and in the manner provided for by the Registration Statement and the Prospectus, the Shares will be validly issued, fully paid and non-assessable (which term, when used herein, means that the holders of such Shares are not liable, solely by virtue of holding such Shares, for additional assessments or calls on such Shares by the Company or its creditors); and

2.2	based upon the foregoing and subject to the limitations set forth in the Registration Statement, the statements in the Prospectus entitled “Taxation – Taxation in Ireland” and edged in black on the pages extracted from the Prospectus and annexed hereto are correct as to legal matters in all material respects, in so far as it summarises the laws of Ireland relating to Irish tax.

3.	Disclosure

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement to be filed with the SEC and any amendments thereto. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under Section 7 of the Securities Act.

4.	No Refresher

This opinion speaks only as of its date. We are not under any obligation to update this opinion from time to time or to notify you of any change of law, fact or circumstances referred to or relied upon in the giving of this opinion.

Yours faithfully

/s/ Arthur Cox
ARTHUR COX

SCHEDULE 1

Assumptions

For the purpose of giving this opinion we assume the following, without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Authenticity and bona fides

1.	The truth, completeness, accuracy and authenticity of any letters, resolutions, certificates, permissions, minutes, authorisations and all other documents of any kind submitted to us as originals or copies of originals, the genuineness of all signatories, stamps and seals thereon, and (in the case of copies) that each copy conforms to the originals which themselves are authentic and genuine and that each original was appropriately authorised and executed in the manner appearing on any copy.

2.	That, where incomplete Transaction Documents have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this opinion, the originals of such Transaction Documents correspond in all respects with the last draft of the complete Transaction Documents submitted to us.

3.	That the final version of each of the Transaction Documents have been, or will be, presented to each of the parties thereto for signature, that they, and where relevant the documents examined by us and listed in Schedule 3, have been, or will be, executed in a form and content having no material difference to the final version of each draft Transaction Document, or other document, provided to us; that they have been, or will be, delivered by the parties thereto; that they are not, and will not be, subject to any escrow or other similar arrangements and that the terms thereof are being, and continue to be, observed and performed by the parties thereto.

4.	That the Transaction Documents will be executed in a form and content having no material difference to the drafts provided to us, will be delivered by the parties thereto, and that the terms thereof will be observed and performed by the parties thereto.

5.	That the Corporate Certificate fully and accurately states the position as to the matters of fact referred to therein and that the position as stated therein in relation to any factual matter pertains as of the date hereof.

6.	That the copies produced to us of minutes of meetings, extracts of minutes of meetings, resolutions and/or written resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held and all formalities were duly observed, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and acted in accordance with any of their duties, breach of which could give rise to the Transaction being avoided, that all resolutions set out in such copies were duly passed and that no further resolutions have been passed or corporate or other action taken which would or might alter the effectiveness thereof and that such resolutions have not been amended or rescinded and are in full force and effect.

7.	The absence of fraud, coercion, duress or undue influence and lack of bad faith on the part of the parties to the documents and their respective officers, employees, agents and (with the exception of Arthur Cox) advisers.

8.	That any signatures on the Transaction Documents and any other documents of any kind provided for the purposes of this opinion are the signatures of the persons who they purport to be.

Accuracy of searches and warranties

9.	The accuracy and completeness of the information disclosed in the Searches and that such information is accurate as of the date of this opinion and has not since the time of such search or enquiry been altered. In this connection, it should be noted that the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for and it should be noted that searches at the Registrar of Companies in Dublin do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner to, the Company.

10.	That there has been no alteration in the status or condition of the Company as disclosed by the Searches.

11.	The truth, completeness and accuracy of all representations and statements as to factual matters contained in the Transaction Documents and any other documents provided for the purpose of this opinion at the time they were made and at all times thereafter.

12.	That no proceedings have been instituted or injunction granted against the Company to restrain it from issuing the Shares and the issue and sale of any Shares would not be contrary to any state, governmental, court, state or quasi-governmental agency, licensing authority, local or municipal governmental body or regulatory authority’s order, direction, guideline, recommendation, decision, licence or requirement, other than where the foregoing is required by Irish law.

Commercial Benefit

13.	That the Transaction Documents are entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interests and for their respective corporate benefit.

Registration Statement and the Shares

14.	That when filed with the SEC, the Registration Statement will not differ in any material respect from the drafts that we have examined and that the Registration Statement and amendments to the Registration Statement (including post-effective amendments) will have become effective under the Securities Act.

15.	That a complete final prospectus will have been prepared and filed with the SEC describing the Shares offered thereby.

16.	That any Shares offered under the Registration Statement will be in consideration of the receipt by the Company prior to the issue of the Shares pursuant thereto of either cash or the release of a liability of the Company for a liquidated sum, at least equal to the nominal value of such Shares and any premium required to be paid up on the Shares pursuant to their terms of issue.

17.	That all securities issued and sold under the Registration Statement will be issued and sold in compliance with all applicable laws (other than Irish law), including applicable federal and state securities laws, in the manner stated in the Registration Statement and the appropriate prospectus supplement.

18.	That a definitive purchase, underwriting or similar agreement with respect to any Shares offered will have been duly authorised and validly executed and delivered by the Company and the other parties thereto.

19.	That the filing of the Registration Statement with the SEC has been authorised by all necessary actions under all applicable laws other than Irish law.

20.	That, at the time of issue of the Shares, the authority of the Company and the directors of the Company to issue the Shares, as provided for in the Companies Acts and articles of association of the Company, is in full force and effect.

21.	That the Company will continue to renew its authority to issue the Shares in accordance with the terms and conditions set out in the articles of association of the Company and the Companies Acts and that, where such authority has not been renewed, the Company will not issue the Shares after such authority has expired.

22.	That the issue of the Shares upon the conversion, exchange and exercise of any securities issued under the Registration Statement will be conducted in accordance with the terms and the procedures described in the articles of association of the Company, the Companies Acts and the terms of issue of such securities.

23.	That, at the time of issue of the Shares, the Company will have sufficient authorised but unissued share capital to issue the required number of Shares.

24.	That the issue of the Shares will be in compliance with the Companies Acts, the Irish Takeover Panel Act, 1997, Takeover Rules 2007 (as amended), and all other applicable Irish company, takeover, securities, market abuse, insider dealing laws and other rules and regulations.

25.	That, as at the time of the issuance of the Shares, such issuance shall not be in contravention or breach of any agreement, undertaking, arrangement, deed or covenant affecting the Company or to which the Company is a party or otherwise bound or subject.

26.	That from the date of the shareholders’ and board resolutions set out in the schedule to this opinion, no other corporate or other action has been taken by the Company to amend, alter or repeal those resolutions.

27.	That the Registration Statement does not constitute (and is not intended/required to constitute) a prospectus within the meaning of Part 5 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland and that no offer of Shares to the public is made, or will be made, that requires the publication of a prospectus pursuant to Irish prospectus law in general, or in particular pursuant to the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland.

28.	That any power of attorney granted by the Company in respect of the allotment and issue of the Shares shall have been duly granted, approved and executed in accordance with the Company’s articles of association, the Companies Acts, the Powers of Attorney Act of 1996 of Ireland and all other applicable laws, rules and regulations.

Taxes

29.	That the shares in the Company will be dealt in / on The NASDAQ Global Market at all material times.

30.	That any transferee or purchaser of the Shares acquires such shares through the facilities of The Depositary Trust Company.

SCHEDULE 2

Transaction Documents

1.	The Underwriting Agreement

2.	The Prospectus

3.	The Registration Statement

SCHEDULE 3

Documents Examined

Searches

1.	The results of the Searches comprising legal searches against the Company on 7 October 2014:

(a)	on the file of the Company maintained by the Registrar of Companies in Dublin for mortgages, debentures or similar charges or notices thereof and for the appointment of any receiver, examiner or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the five years immediately preceding the date of the search; and

(c)	in the Central Office of the High Court in Dublin for any proceedings and petitions filed in the last two years.

The Transaction Documents

2.	The Transaction Documents.

The Company

3.	A copy of the certificate of incorporation of the Company dated 6 February 2014.

4.	A copy of the certificate of a public company entitled to do business of the Company dated 28 February 2014.

5.	A copy of the amended memorandum and articles of association of the Company in the form to be adopted by resolution of the shareholders of the Company.

6.	A corporate certificate (the “Corporate Certificate”) of the Secretary of the Company dated the date of this opinion.

7.	A copy of the minutes of board meetings of the Company held on 27 February 2014, 20 March 2014, 23 June 2014 and on the date of this opinion.

8.	A copy of the draft resolutions of the Board of Directors of the Company to be passed in substantially the same form prior to the Transaction becoming effective.

9.	A copy of the draft written shareholder resolutions of the Company to be passed in substantially the same form prior to the Transaction becoming effective.

10.	Letter of Status from the Irish Companies Registration Office dated 7 October 2014.

Annex

TAXATION

Taxation in Ireland

Scope of Discussion

The following is a summary of the material Irish tax considerations applicable to certain investors who are the owners of our shares and is the opinion of the law firm of Arthur Cox insofar as it relates to legal conclusions with respect to matters of Irish tax law. It is based on existing Irish law, our understanding of the practices of the Irish Revenue Commissioners on the date of this document and correspondence with the Irish Revenue Commissioners. Legislative, administrative or judicial changes may modify the tax consequences described below, possibly with retroactive effect. Furthermore, we can provide no assurances that the consequences contained in this summary will not be challenged by the Irish Revenue Commissioners or will be sustained by a court if challenged.

The statements do not constitute tax advice and are intended only as a general guide. Furthermore, this information applies only to our shares that are held as capital assets and does not apply to all categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes or shareholders who have, or who are deemed to have, acquired their shares by virtue of an office or employment. This summary is not exhaustive and shareholders should consult their own tax advisors as to the tax consequences in Ireland, or other relevant jurisdictions of this offering, including the acquisition, ownership and disposition of our shares.

Tax on Chargeable Gains

A disposal of our shares by a shareholder who is not resident or ordinarily resident for tax purposes in Ireland will not give rise to Irish tax on any chargeable gain realized on such disposal unless such shares are used, held or acquired for the purposes of a trade or business carried on by such shareholder through a branch or agency in Ireland.

A disposal of our shares by an Irish resident or ordinarily resident shareholder or by a shareholder that used, held or acquired such shares for the purposes of a trade or business carried on by such shareholder through a branch or agency in Ireland will, subject to the availability of exemptions and reliefs, be subject to Irish tax on chargeable gains. The rate of capital gains tax in Ireland is currently 33%.

A holder of our shares who is an individual and who is temporarily non-resident in Ireland may, under Irish anti-avoidance legislation, be liable to Irish tax on any chargeable gain realized on a disposal during the period in which such individual is non-resident.

Dividend Withholding Tax

Dividend withholding tax, or DWT (currently at a rate of 20%), will arise in respect of dividends or distributions from an Irish resident company unless an exemption applies. Where DWT does arise in respect of dividends, our company is responsible for deducting DWT at source and forwarding the relevant payment to the Irish Revenue Commissioners.

Certain shareholders are entitled to an exemption from DWT. In particular, dividends to a non-Irish resident shareholder will not be subject to DWT if the shareholder is beneficially entitled to the dividend and is:

•	an individual shareholder resident for tax purposes in a “relevant territory” and the individual is neither resident nor ordinarily resident in Ireland;

•	a corporate shareholder resident for tax purposes in a “relevant territory,” provided that the corporate shareholder is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

•	a corporate shareholder that is not resident for tax purposes in Ireland and that is ultimately controlled, directly or indirectly, by persons resident in a “relevant territory;”

•	a corporate shareholder that is not resident for tax purposes in Ireland and whose principal class of shares (or those of its 75% parent) is substantially and regularly traded on a stock exchange in Ireland, a recognized stock exchange in a “relevant territory” or such other stock exchange as may be approved by the Irish Minister for Finance; or

•

a corporate shareholder that is not resident for tax purposes in Ireland and is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a recognized stock exchange in a “relevant territory” or on such other stock exchange as may be approved by the Irish Minister for Finance;

and provided that, in all cases noted above (but subject to the special rules described in the paragraph below regarding U.S. Resident Shareholders), the shareholder has provided a relevant Irish DWT declaration form to his or her broker before the record date for the dividend (in the case of shares held through the Depositary Trust Company, or DTC) or to our transfer agent at least seven business days before such record date (in the case of shares held outside of DTC).

A list of “relevant territories” for the purposes of DWT is set forth below:

Albania	Croatia	Hungary	Malaysia	Portugal	Switzerland

Armenia	Cyprus	Iceland	Malta	Qatar	Thailand

Australia	Czech Republic	India	Mexico	Romania	Turkey

Austria	Denmark	Israel	Moldova	Russia	Ukraine

Bahrain	Egypt	Italy	Montenegro	Saudi Arabia	United Arab Emirates

Belarus	Estonia	Japan	Morocco	Serbia	United Kingdom

Belgium	Finland	Republic of Korea	Netherlands	Singapore	United States of America

Bosnia and Herzegovina	France	Kuwait	New Zealand	Slovak Republic	Uzbekistan

Bulgaria	Georgia	Latvia	Norway	Slovenia	Vietnam

Canada	Germany	Lithuania	Pakistan	South Africa	Zambia

Chile	Greece	Luxembourg	Panama	Spain

China	Hong Kong	Macedonia	Poland	Sweden

If we determine to pay a dividend, prior to paying any dividend, we will put in place an agreement with an entity that is recognized by the Irish Revenue Commissioners as a “qualifying intermediary,” which satisfies one of the Irish requirements for dividends to be paid free of DWT to certain shareholders who hold their shares through DTC.

U.S. Resident Shareholders

Dividends paid in respect of our shares that are owned by residents of the U.S. and held through DTC will not be subject to DWT provided that the address of the beneficial owner of the shares in the records of the broker is in the United States. We strongly recommend that such shareholders ensure that their information has been properly recorded by their brokers (so that such brokers can provide the relevant information to a qualifying intermediary appointed by us).

Dividends paid in respect of our shares that are owned by residents of the U.S. and held outside of DTC will not be subject to DWT provided that the shareholder has completed the relevant Irish DWT declaration form and this declaration form remains valid. Such shareholders must provide the relevant Irish DWT declaration form to our transfer agent at least seven business days before the record date for the first dividend payment to which they are entitled.

If a U.S resident shareholder is entitled to an exemption from DWT and receives a dividend subject to DWT, that shareholder will be entitled a refund of DWT from the Irish Revenue Commissioners, subject to certain time limits, provided the shareholder is beneficially entitled to the dividend.

Residents of “Relevant Territories” other than the United States

Shareholders who are residents of “relevant territories” other than the United States, and who are entitled to an exemption from DWT, must complete the appropriate Irish DWT declaration form in order to receive dividends without DWT.

Shareholders must provide the appropriate Irish DWT declaration form to their brokers (so that such brokers can provide the relevant information to a qualifying intermediary appointed by us) before the record date for the first dividend to which they are entitled (in the case of shares held through DTC), or to our transfer agent at least seven business days before such record date (in the case of shares held outside of DTC). We strongly recommend that such shareholders complete the appropriate Irish DWT declaration form and provide that form to their brokers or our transfer agent as soon as possible.

If a shareholder who is resident in a “relevant territory” and is entitled to an exemption from DWT receives a dividend subject to DWT, that shareholder will be entitled to a refund of DWT from the Irish Revenue Commissioners subject to certain time limits, provided the shareholder is beneficially entitled to the dividend.

Notwithstanding the foregoing, this exception from DWT does not apply to an individual shareholder that is resident or ordinarily resident in Ireland or to a corporate entity that is under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland.

Irish Resident Shareholders

Irish tax resident or ordinarily resident shareholders will, subject to certain exemptions, be subject to DWT in respect of dividends or distributions received from an Irish resident company.

Irish tax resident or ordinarily resident shareholders that are entitled to receive dividends without DWT must complete the relevant Irish DWT declaration form and provide the declaration form to their brokers (so that such brokers can provide the relevant information to a qualifying intermediary appointed by us) before the record date for the first dividend to which they are entitled (in the case of shares held through DTC), or to our transfer agent at least seven business days before such record date (in the case of shares held outside of DTC).

Irish tax resident or ordinarily resident shareholders who are not entitled to an exemption from DWT and who are subject to Irish tax should consult their own tax advisors.

Other Persons

A shareholder that does not fall within one of the categories mentioned above may fall within other exemptions from DWT provided that the shareholder has completed the relevant Irish DWT declaration form and this declaration form remains valid.

If such a shareholder is exempt from DWT but receives a dividend subject to DWT, that shareholder will be able to claim a refund of DWT from the Irish Revenue Commissioners subject to certain time limits.

Income Tax on Dividends

Non-Irish Resident Shareholders

A shareholder who is not resident or ordinarily resident for tax purposes in Ireland and who is entitled to an exemption from DWT has no liability for Irish income tax or similar charges on a dividend from us unless that shareholder holds the shares through a branch or agency that carries on a trade in Ireland.

A shareholder who is not resident or ordinarily resident for tax purposes in Ireland and who is not entitled to an exemption from DWT has no additional liability for Irish income tax or similar charges unless that shareholder holds the shares through a branch or agency that carries on a trade in Ireland. The shareholder’s liability to tax is effectively limited to the amount of DWT already deducted by the company.

Irish Resident Shareholders

Irish resident or ordinarily resident shareholders will be, subject to certain exemptions, subject to Irish income tax and similar charges on dividends received from us. Such shareholders should consult their own tax advisor.

Capital Acquisitions Tax

Irish capital acquisitions tax, or CAT, consists principally of gift tax and inheritance tax. A gift or inheritance of our shares (including where such shares are held in DTC) could attract a charge to CAT regardless of the place of residence, ordinary residence or domicile of the transferor or transferee of the shares. This is because a charge to CAT can arise on a gift or inheritance which comprises of property situated in Ireland. Our shares are regarded as property situated in Ireland because our share register must be held in Ireland. The person who receives the gift or inheritance is the person who is primarily liable to pay any CAT that arises.

The rate of CAT is currently 33% and is payable if the taxable value of the gift or inheritance exceeds certain thresholds, referred to as “group thresholds.” CAT is applied on the excess over the threshold amount. The appropriate threshold amount depends upon the relationship between the transferor and the transferee of the shares and also the aggregation of the values of previous gifts and inheritances received by the transferee from persons within the same group threshold. A gift or inheritance received from a spouse is exempt from CAT.

Stamp Duty

General. Irish stamp duty typically arises on the transfer of shares in an Irish incorporated company.

Shares Held Through DTC. However, a transfer of our shares effected by means of the transfer of book entry interests in DTC will not be subject to Irish stamp duty.

Shares Transferred Into or Out of DTC. A shareholder may transfer our shares into or out of DTC without giving rise to Irish stamp duty so long as (i) there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and (ii) the transfer into or out of DTC is not in contemplation of a sale of the shares by the beneficial owner to a third party.

Shares Held Outside of DTC. A transfer of our shares where any of the parties to the transfer hold the shares outside of DTC will, subject to the availability of exemptions and reliefs, be subject to Irish stamp duty, currently at the rate of 1% of the higher of the price paid or the market value of the shares acquired. The transferee of the shares is typically the person that is liable to pay stamp duty.

Due to the potential Irish stamp duty on transfers of our shares, we strongly recommend that shareholders hold their shares through DTC or through a broker who holds such shares through DTC.

DTC Requirement

In order for DTC, Cede & Co. and National Securities Clearing Corporation, or NSCC, which provides clearing services for securities that are eligible for the depository and book-entry transfer services provided by DTC and registered in the name of Cede & Co., which entities are referred to collectively as the DTC Parties, to agree to provide services with respect to our ordinary shares, we expect to enter into a composition agreement with the Revenue Commissioners of Ireland under which we will agree to pay or procure the payment of any obligation for any Irish stamp duty or similar Irish transfer or documentary tax with respect to our ordinary shares, on (a) transfers to which any of the DTC Parties is a party, or (b) which may be processed through the services of any of the DTC Parties and the DTC Parties have received confirmation from the Revenue Commissioners of Ireland that during the period that such composition agreement remains in force, the DTC Parties shall not be liable for any Irish stamp duty with respect to our ordinary shares.

In addition, to assure the DTC Parties that they will not be liable for any Irish stamp duty or similar Irish transfer or documentary tax with respect to our ordinary shares under any circumstances (including as a result of a change in applicable law), and to make other provisions with respect to our ordinary shares required by the DTC Parties, we and Computershare Limited, acting as our transfer agent, expect to enter into a Special Eligibility Agreement for Securities, with DTC, Cede & Co. and NSCC, or the DTC Eligibility Agreement.

The DTC Eligibility Agreement provides for certain indemnities of the DTC Parties by us and Computershare Limited (as to which we have agreed to indemnify Computershare Limited) and also provides that DTC may impose a global lock on our ordinary shares or otherwise limit transactions in the shares, or cause the shares to be withdrawn, and NSCC may, in its sole discretion, exclude our ordinary shares from its Continuous Net Settlement service or any other service, and any of the DTC Parties may take other restrictive measures with respect to our ordinary shares as it may deem necessary and appropriate, without any liability on the part of any of the DTC Parties, (i) at any time that it may appear to any of the DTC Parties, in any such party’s sole discretion, that to continue to hold or process transactions in our ordinary shares will give rise to any Irish stamp duty or similar Irish transfer or documentary tax liability with respect to our ordinary shares on the part of any of the DTC Parties or (ii) otherwise as DTC’s rules or the NSCC’s rules provide.

Material United States federal income tax consequences to U.S. Holders

The following summary describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) of acquiring, owning and disposing of our ordinary shares and is the opinion of Lowenstein Sandler LLP insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law.

This summary addresses only the U.S. federal income tax considerations for U.S. Holders that hold our ordinary shares as capital assets. This summary does not address all U.S. federal income tax matters that may be relevant to a particular U.S. Holder. Each prospective investor should consult a professional tax advisor with respect to the tax